Exhibit 99.1

PRESS STATEMENT

FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES CASH DIVIDEND

Charlottesville, VA – May 26, 2022 - Virginia National Bankshares Corporation (the “Company”) (NASDAQ: VABK) announced today that on May 25, 2022, its Board of Directors declared a quarterly cash dividend of $0.30 per share to be paid on June 24, 2022 to shareholders of record as of June 10, 2022. The quarterly cash dividend represents an annual yield to shareholders of approximately 3.68% based on the closing price of the Company’s common stock on May 25, 2022.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank. The Bank has ten banking offices throughout Fauquier and Prince William counties, four banking offices in Charlottesville and Albemarle County, and banking offices in Winchester and Richmond, Virginia. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including the fiduciary services of VNB Trust and Estate Services. The Bank also offers, through its networking agreements with third parties, investment advisory and other investment services under Sturman Wealth Advisors. Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s common stock trades on the Nasdaq Capital Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact: Tara Y. Harrison, 434-817-8587